Exhibit 10.5f
SELECTIVE INSURANCE GROUP, INC.
2005 OMNIBUS STOCK PLAN
Amendment No. 6
The Selective Insurance Group, Inc. 2005 Omnibus Stock Plan (the “Plan”), as amended, is hereby amended as follows, effective, except as otherwise indicated, as of December 31, 2008:
1. The third sentence of Section 13(b)(v)(A) is deleted in its entirety and replaced with the following:
The Non-Employee Director may, as previously described in this Section 13(b)(v)(A), elect to defer such issuance of shares of Company Stock and cash (if any) until (I) a specified date or dates in the future, (II) the attainment of age 70 or (III) the Non-Employee Director’s “separation from service,” as that term is defined in Section 409A(a)(2)(A)(i) of the Code and regulations of the Treasury thereunder, from the Company (“Separation from Service”). To the extent a Non-Employee Director has an outstanding deferral election subject to Section 409A of the Code which defers Director Compensation until the termination of such Director’s services as a Non-Employee Director, the deferral election shall be deemed to defer the Non-Employee Director’s Director Compensation until such Director’s Separation from Service. On or before the 30th day after the date on which he first becomes a Non-Employee Director, such Director may make an election under this Section 13(b)(v)(A) with respect to Director Compensation earned in the same calendar year for services performed after the date of the election.
2. Section 13(b)(v)(B) is deleted in its entirety and replaced with the following:
In the event of a Change in Control which also constitutes a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company pursuant to Section 409A(a)(2)(v) of the Code and regulations of the Treasury thereunder (a “Section 409A Change in Control”), notwithstanding a Non-Employee Director’s deferral election under Section 13(b)(v)(A) and (F), if the Non-Employee Director incurs a Separation from Service within two (2) years after the Section 409A Change in Control, then all shares of Company Stock and cash (if any) deferred under the Plan, plus any cash dividend equivalents and interest accrued thereon, shall be issued on the first day of the month following the Non-Employee Director’s Separation from Service.

3. Section 13(b)(v)(D) is deleted in its entirety and replaced with the following:
A Non-Employee Director may change the time of the payment or the time of an installment payment of Director Compensation that has been deferred under this Section 13(b)(v) by written notice to the Company, provided that (I) the notice is received not later than one (1) year prior to the date the payment is scheduled to be made, (II) the notice must defer the time that payment is made for at least five (5) years from the originally scheduled payment date, and (III) the change may not take effect until at least twelve (12) months after the date on which the election is made.
4. A new sentence is added to the end of Section 13(b)(v)(E) as follows:
All such cash dividends paid on deferred shares of Company Stock and interest thereon, and all interest on deferred Director Compensation that is paid in cash, shall be paid to the Non-Employee Director at the same time and in the same form as the underlying deferred Director Compensation.
5. A new Section 13(b)(v)(J) is added as follows:
Notwithstanding a Non-Employee Director’s deferral election under Section 13(b)(v)(A) and (F), if the Non-Employee Director dies, then all shares of Company Stock and cash (if any) deferred under the Plan, plus any cash dividend equivalents and interest accrued thereon, shall be issued to his designated beneficiary or estate, as applicable, on the ninetieth (90th) day following his death.
6. A new Section 13(b)(v)(K) is added as follows:
Effective November 21, 2008, notwithstanding anything in the Plan to the contrary, pursuant to transition relief promulgated under Section 409A of the Code, including Internal Revenue Service Notices 2005-1, 2006-79 and 2007-86, at any time prior to January 1, 2009, a Non-Employee Director may change the time or form of payment of deferred Director Compensation to one of the payment timing options and forms specified in Section 13(b)(v)(A) and (F) by filing with the Committee an election change in such form as may be prescribed by the Committee; provided, however, that such election may only apply to amounts that would not otherwise be payable in 2008, and may not cause an amount to be paid in 2008 that would not otherwise be payable in that year.
7. Except as set forth in this Amendment No. 6, the Plan shall remain in full force and effect.